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                                                                    EXHIBIT 8.2

SULLIVAN & CROMWELL LLP

                                                               125 Broad Street
                                                        New York, NY 10004-2498



                                                        December 18, 2003



Vodafone Group Plc,
   Vodafone House,
      The Connection,
          Newbury, Berkshire RG14 2FN,
             England.

Ladies and Gentlemen:

     We have acted as United States tax counsel to Vodafone Group Plc (the "Company") in connection with the registration by the Company of up to $12,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies) aggregate offering price of debt securities, warrants, preference shares or ordinary shares, which ordinary shares may be represented by American Depositary Shares, evidenced by American Depositary Receipts. We hereby confirm to you that our opinion is as set forth under the heading "Taxation -- United States Federal Income Taxation" in the Prospectus dated December 18, 2003 for the offered debt securities, warrants, preference shares or ordinary shares, subject to the limitations set forth therein.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to


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Vodafone Group Plc                                                        -2-

us under the heading "Taxation" in the Registration Statement. By giving the foregoing consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,



                                           /s/ SULLIVAN & CROMWELL LLP